Exhibit 99.1

Mitek Systems Appoints Russell C. Clark as Chief Financial Officer

Company further strengthens management team
 with experienced software industry finance executive

SAN DIEGO – Oct. 11, 2011 – Mitek Systems, Inc. (NASDAQ: MITK; www.miteksystems.com), the leader in mobile-imaging solutions, today announced that Russell C. Clark, an experienced software industry finance executive, has been appointed Chief Financial Officer.

“We are thrilled to have Russ Clark join the Mitek team and provide his leadership during this important growth phase of the company,” said President and CEO James B. DeBello.  “Russ is a seasoned finance executive with deep experience in high-growth public software companies.  He is a perfect fit for Mitek Systems.”

Clark brings more than 20 years of financial leadership and experience with public markets, growth companies and the software industry to the CFO role.

Most recently, Clark served as Senior Vice President, Finance at Epicor Software, a leading global provider of enterprise business software solutions for midmarket-sized companies. He also provided financial leadership for a successful turnaround as Chief Accounting Officer at Peregrine Systems, and served as Vice President Finance at FICO (formerly Fair Isaac Corporation), and as Senior Vice President, Finance at HNC Software.

Clark began his career at PricewaterhouseCoopers LLP, where he served as a senior manager in the technology industry group.

Clark holds a bachelor’s degree in business administration with an emphasis in accounting from the University of Iowa and is a certified public accountant.

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About Mitek Systems
Mitek Systems (NASDAQ: MITK) is the leader in mobile-imaging solutions, achieved through 25 years of R & D, patented technology and extensive experience in extractive imaging.  The company invented and patented leading software solutions that allow consumers to use the cameras on their smartphones and tablets to deposit checks, pay bills, get quotes and transfer balances ... all by just snapping photos of documents.  Offering outstanding customer experience and convenience while driving operational efficiencies, Mitek Systems’ solutions enable organizations across industries to differentiate themselves from their competitors, attract and retain customers and ultimately increase their revenue and profitability.  Current products include Mobile Deposit®, Mobile Photo Bill Pay™, Mobile Balance Transfer™, Mobile ACH Enrollments™, Mobile Receipt™ and the Mobile Imaging Cloud™ platform.

For more information about Mitek Systems, contact the company at 858-503-7810 or visit www.miteksystems.com.

Media Contact:	Investor Contact:
Sue Huss for Mitek Systems	Bud Leedom, Finance Director
Sue.huss@comunicano.com	bleedom@miteksystems.com
619-379-4396	858.503.7810, x309
Skype = sue.huss